Vantage Drilling Company Announces Contract for the Emerald Driller

HOUSTON, TX -- (Marketwire) – 5/11 /2011 -- Vantage Drilling Company ("Vantage") (NYSE AMEX: VTG.U) (NYSE AMEX: VTG) (NYSE AMEX: VTG.WS) announced today that has received a letter of award for an eighteen month drilling program in Thailand for the Emerald Driller. The contract will commence in continuity with the completion of the Emerald Driller’s current contract. Estimated revenues to be generated over the initial term of the contract are approximately $72 million.

Paul Bragg, President and Chief Executive Officer, commented, “We are pleased to add significant additional backlog to the jackup fleet, with Emerald Driller continuing work in Thailand.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and the ultra-deepwater drillship, the Platinum Explorer, as well as an additional ultra-deepwater drillship, Tungsten Explorer, now under construction Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, contact: Paul A. Bragg Chairman and Chief Executive Officer (281) 404-4700